Exhibit 99.1

NEWS RELEASE

Contact:	Pamela S. Hendry Senior Vice President & Treasurer
Century City, CA, April 13, 2010 — American International Group, Inc. (AIG) and International Lease Finance Corporation (ILFC) announced today that ILFC has entered into an agreement to sell a portfolio of 53 aircraft for an aggregate purchase price of $1.987 billion to Macquarie Aerospace Limited, an indirect subsidiary of Macquarie Group Limited.
Completions of the sales of aircraft in the portfolio are expected to occur over the remainder of calendar 2010, subject to customary closing conditions. The sale will result in a change to the average age of the remaining fleet, based on the ages at December 31, 2009, from 7.4 years to 7.6 years. The aggregate net book value of the portfolio at April 13, 2010, is $2.316 billion. Net cash proceeds from the sale will be transferred as the individual aircraft are sold.
Alan Lund, ILFC’s President and Chief Executive Officer, said, “ILFC’s ability to accomplish significant aircraft sales, together with our recent successes in the financial markets, where ILFC raised over $4 billion in new secured and unsecured financing, strongly demonstrates ILFC’s ability to generate liquidity and de-lever its balance sheet.”
Robert H. Benmosche, AIG President and Chief Executive Officer, added, “ILFC and AIG are confident in the long term potential of ILFC as a leader in its marketplace. ILFC has a strong, deeply experienced leadership team committed to our customers and the continued future success of the ILFC franchise. ILFC and AIG have worked hard to enhance ILFC’S long term potential, including its funding requirements, and to manage its portfolio in the best interests of all ILFC constituencies.”
ILFC is the international market leader in the leasing and remarketing of advanced technology commercial jet aircraft to airlines around the world. ILFC owns a portfolio consisting of approximately 1,000 jet aircraft.
AIG is a leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services around the world. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.